Exhibit 99.2
Press Release

Daniel B. Magraw joins the Board of Thorium Power Ltd.

Appointment Signals Nuclear Energy Company’s Continued Interest in the Environment

McLean, VA. October 23, 2006 - Thorium Power Ltd. (OTCBB:THPW) today announced the appointment of Daniel Barstow Magraw, Jr., President and CEO of the Center for International Environmental Law (CIEL) to its Board of Directors.

Seth Grae, President and CEO of Thorium Power stated, “We are honored to have Daniel Magraw join our board. Dan is one of the most respected and influential voices on global environmental issues today and he has worked tirelessly to find creative and practical solutions to the most pressing challenges of our time. ” Grae continued, “Dan served for many years on the board of our subsidiary company, Thorium Power, Inc., and his counsel and advice has proven invaluable to us. The perspective he brings ensures that our mission - to develop nuclear energy in environmentally sound ways that guard against proliferation and minimize waste - remains foremost in our minds. The addition of Mr. Magraw gives our Board a viewpoint that may be unique in the nuclear industry.”

Daniel Barstow Magraw, Jr. is a leading expert on international environmental law and policy. Mr. Magraw is President and CEO of the Center for International Environmental Law (CIEL). From 1992-2001, he was Director of the International Environmental Law Office of the US Environmental Protection Agency. He is a member of the U.S. Department of State Study Group on International Business Transactions and was Chair of the 15,000-member Section of International Law and Practice of the American Bar Association. He practiced international law, constitutional law, and bankruptcy law at Covington & Burling in Washington, DC from 1978-1983. Mr. Magraw is a widely-published author in the field of international environmental law. He is a graduate of Harvard University and the University of California, Berkeley Law School. Since 1996, Mr. Magraw has been a member of the board of directors of Thorium Power Inc., which is now a wholly-owned subsidiary of the Company.

About Thorium Power Ltd.

Thorium Power Ltd. is involved in the nuclear power sector. Its focus is on technologies and services that will benefit from, and help lead to, expanded use of nuclear power generation. The company has assembled an International Advisory Board comprised of key national and international leaders in the fields of Nuclear Energy, Finance, Government Affairs, Non-proliferation and Diplomacy. Thorium Power Ltd. also has put together a Technical Advisory Board made up of top scientists and practitioners from the world's major nuclear companies. Thorium Power Inc., a wholly owned subsidiary of Thorium Power Ltd., is a leading developer of proliferation resistant nuclear fuel technologies. Thorium Power Inc. designs nuclear fuels, obtains patent protection on these fuels, and coordinates fuel development with commercial entities and governments. The company has been working in Russia with Russian nuclear engineers and scientists for over a decade.

For more information:

Peter Charles
Thorium Power Ltd.
Ph: (703) 918-4932
Email: ir@thoriumpower.com